CONSENT OF COUNSEL
AIM GROWTH SERIES
We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services — Other Service Providers — Counsel to the Trust” in the Statement of Additional Information for each portfolio of AIM Growth Series (the “Trust”), which is included in Post-Effective Amendment No. 87 to the Registration Statement under the Securities Act of 1933, as amended (No. 002-57526), and Amendment No. 83 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-02699), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania
April 23, 2010